A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form 20-F Registration Statement (Amendment #2) of Unbridled Energy Corporation of our report dated July 20, 2006, on the balance sheets of Unbridled Energy Corporation. (An Exploration Stage Company) as at April 30, 2006 and 2005, and the statements of operations, cash flows and shareholders’ equity for the years ended April 30, 2006 and 2005, and for the period from October 6, 2003 (date of inception) to April 30, 2004.

Vancouver, Canada	“AMISANO HANSON”
April 10, 2007	CHARTERED ACCOUNTANTS

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net